Exhibit 5.1

2121 North Pearl Street Suite 1100 Dallas, TX 75201-2591 +1.214.765.3600 tel katten.com

December 18, 2020

Independent Bank Group, Inc.

7777 Henneman Way

McKinney, TX 75070

RE:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Independent Bank Group, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement relates to the registration under the Securities Act of offers and sales of up to 1,466,017 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable or issued pursuant to the Company’s 2013 Equity Incentive Plan, as amended to date (the “2013 Plan”), including the resale of up to 319,045 shares (the “Resale Shares”) of Common Stock issued to certain selling shareholders named in the Registration Statement (the “Selling Shareholders”) pursuant to the 2013 Plan. The Registration Statement contains a reoffer prospectus (the “Reoffer Prospectus”) pursuant to which the Selling Shareholders may reoffer and resell the Resale Shares previously acquired by them under the 2013 Plan. The Shares may be authorized, but not issued and outstanding shares of the Common Stock. We have been requested by the Company to render this opinion letter with respect to the legality of the Shares and Resale Shares being registered under the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8, which incorporate the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion expressed below, we have acted as counsel for the Company and have examined and relied upon originals (or copies certified or otherwise identified to our satisfaction) of (i) the Registration Statement and the exhibits thereto, (ii) the Reoffer Prospectus contained in the Registration Statement, (iii) the Amended and Restated Certificate of Formation of the Company, filed as Exhibit 4.1 to the Registration Statement as amended to date, (iv) the Fourth Amended and Restated Bylaws of the Company, filed as Exhibit 4.5 to the Registration Statement, (v) the 2013 Plan and the agreements that accompany the 2013 Plan under which the right to acquire the Shares is granted (the “Award Agreements”), and (vi) such corporate records,

KATTEN MUCHIN ROSENMAN LLP

CENTURY CITY    CHARLOTTE    CHICAGO    DALLAS    LOS ANGELES

NEW YORK    ORANGE COUNTY    SHANGHAI    WASHINGTON, DC

A limited liability partnership including professional corporations

LONDON: KATTEN MUCHIN ROSENMAN UK LLP

Independent Bank Group, Inc.

December 18, 2020

agreements, documents and instruments of the Company, certificates of public officials, certificates of officers of the Company, resolutions of the Company’s board of directors (the “Board of Directors”) and committees thereof, and such other records, agreements, documents, certificates and instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have deemed relevant and necessary as a basis for the opinion expressed below. In our examination, we have assumed, without independent investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents reviewed by us, and the conformity with the original documents of any copies thereof submitted to us for our examination. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the 2013 Plan that would expand, modify or otherwise affect the terms of the 2013 Plan or the respective rights or obligations of the participants thereunder. We have further assumed that the Registration Statement will be effective and will comply with all applicable laws at the time the Shares and Resale Shares are offered or issued as contemplated by the Registration Statement and that all Shares and Resale Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and Reoffer Prospectus, as applicable.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (A) with respect to the Shares, when (i) the Registration Statement has been filed with the Commission and has become effective under the Securities Act, (ii) the Board of Directors or its authorized committee or delegee has taken all necessary corporate action to authorize and approve the issuances of the Shares, (iii) the Shares have been issued in accordance with the terms set forth in the 2013 Plan and pursuant to the Award Agreements, and (iv) the payment or other delivery of consideration for the Shares required pursuant to the terms of the 2013 Plan has occurred, then upon issuance and delivery of the Shares pursuant to the terms of the 2013 Plan and the applicable Award Agreements and in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable and (B) with respect to the Resale Shares to be offered and sold by the Selling Shareholders pursuant to the Registration Statement, such Resale Shares are validly issued, fully paid and non-assessable.

The foregoing opinion is limited solely to the general corporation law of the State of Texas and the applicable federal laws of the United States of America, and we do not express any opinion herein with respect to the laws of any other jurisdiction. The opinions expressed above are rendered as of the date hereof, and we assume no obligation to update or supplement any of those opinions if any applicable laws change after the date hereof. In addition, we express no opinions other than as expressly set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the Reoffer Prospectus. We further consent to the incorporation by reference of this opinion letter and

Independent Bank Group, Inc.

December 18, 2020

consent into any post-effective amendment to the Registration Statement filed pursuant to the Securities Act. In giving such consents, we do not thereby admit that we are a party whose consent is required to be filed with the Registration Statement under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is to be used only in connection with the offer and sale of the Shares and the Resale Shares while the Registration Statement is effective.

Sincerely, /s/ Katten Muchin Rosenman LLP
Katten Muchin Rosenman LLP